Exhibit 10.1

AMENDMENT NO. 1 TO CREDIT AGREEMENT

This Amendment No. 1 to Credit Agreement ("Amendment No. 1") dated effective as of August 30, 2019 entered into by and among INDCO, INC., a Tennessee corporation (“Borrower), and FIRST MERCHANTS BANK, an Indiana state banking institution, f/k/a First Merchants Bank, National Association (the “Lender”).

W I T N E S S E T H :

WHEREAS, the Borrower and the Lender are parties to that certain Credit Agreement dated as of February 29, 2019 (hereinafter referred to as "Agreement"); and

WHEREAS, the Lender and the Borrower desire to amend the financial accommodations previously extended by the Lender on the terms and subject to the conditions as set forth in this Amendment No. 1.

NOW, THEREFORE, in consideration of the premises, the mutual covenants hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1.  Effect of this Amendment No. 1.  This Amendment No. 1 shall not change, modify, amend or revise the terms, conditions and provisions of the Agreement, the terms and provisions of which are incorporated herein by reference, except as expressly provided herein and agreed upon by the parties hereto.  This Amendment No. 1 is not intended to be nor shall it constitute a novation or accord and satisfaction of the outstanding instruments by and between the parties hereto.  Borrower and Lender agree that, except as expressly provided herein, all terms and conditions of the Agreement shall remain and continue in full force and effect.  The Borrower acknowledges and agrees that the indebtedness under the Agreement remains outstanding and is not extinguished, paid, or retired by this Amendment No. 1, or any other agreements between the parties hereto prior to the date hereof, and that Borrower is and continues to be fully liable for all obligations to the Lender contemplated by or arising out of the Agreement.  Except as expressly provided otherwise by this Amendment No. 1, the credit facilities contemplated by this Amendment No. 1 shall be made according to and pursuant to all conditions, covenants, representations and warranties contained in the Agreement.

Section 2.  Definitions.  Terms defined in the Agreement which are used herein shall have the same meaning as set forth in the Agreement unless otherwise specified herein.

Section 3.  Amendments of Agreement.  Subject to the satisfaction of the conditions precedent set forth in Section 5 herein, the Agreement is amended as follows:

(a)          The following terms appearing at Subsection 1.1 of the Agreement are added, or amended and replaced with the following:

Applicable Term Margin:  with respect to the Term Loan, the margin set forth below, as determined by the Cash Flow Leverage Ratio  for the prior month:

Level	Ratio	Term Margin

I	Less than 2.00 to 1.00	2.75%
II	Greater than or equal to 2.00 to 1.00	3.50%

Commencing on the date hereof, the margin shall be determined as if Level II were applicable.  Thereafter, the margins shall be subject to increase or decrease upon receipt by Lender pursuant to Section 10.01(c) of the financial statements and corresponding Compliance Certificate for the most recent month, which change shall be effective on the first day of the calendar month following receipt.  If, by the first day of a month, any financial statement or Compliance Certificate due in the preceding month has not been received, or if a Default or an Event of Default has occurred and is continuing, then, at the option of Lender, the margins shall be determined as if Level II were applicable, from such day until the first day of the calendar month following actual receipt.

Collateral Documents  means, collectively, the Security Agreement, any Collateral Access Agreement, Pledge Agreement, each control agreement and any other agreement or instrument pursuant to which the Borrower, any Subsidiary or any other Person grants or purports to grant collateral to the Lender or otherwise relates to such collateral.

Excess Cash Flow means EBITDA less (i) distributions, (ii) unfinanced Capital Expenditures, (iii) scheduled principal payments on Debt (excluding principal payments measured by Excess Cash Flow), (iv) interest expense, and (v) income tax payments, each for the applicable quarterly measurement period.

Fixed Charge Coverage Ratio means, with respect to any Fiscal Quarter, a ratio, the numerator of which is Borrower’s EBITDA minus taxes and distributions paid, and the denominator of which is (i) payments made or scheduled to be made with respect to amortization payments of the principal portion and interest expense of the Term Loan and amortization payments of the principal portion and interest expense of all other indebtedness for borrowed money of the Borrower, and (ii) unfinanced capital expenditures. The Fixed Charge Coverage Ratio shall exclude the one-time dividend and bonus-in-lieu-of dividend made to the owners from loan funds and cash on hand at or around August 30, 2019 (the “One-Time Dividend”).

Pledge Agreement means that certain Pledge Agreement dated August 30, 2019, executed by Guarantor for the benefit of Lender, pledging Guarantor’s stock of Borrower.

Revolving Commitment means $1,000,000, as reduced from time to time pursuant to Section 6.1.

Revolving Loan Termination Date means the earlier to occur of (a) August 30, 2024, or (b) such other date on which the commitments terminate pursuant to Section 6 or Section 13.

Term Loan Commitment means $5,500,000.00.

Term Loan Maturity Date means August 30, 2024

Total Funded Debt to EBITDA Ratio means, with respect to any Fiscal Quarter, a ratio, the numerator of which is Borrower’s total interest-bearing Debt, and the denominator of which is EBITDA.

(b)          Subsection 4.02 of the Agreement is amended and restated with the following:

Section 4.02    Payment Dates; Repayment. Each Loan shall be payable as follows:

(a)          Accrued interest on the Revolving Loan shall be payable in arrears on the first Business Day of each month commencing October 1, 2019.  Upon the Revolving Loan Termination Date, all unpaid principal, accrued but unpaid interest, and reimbursable expenses shall be due and payable in full.

(b)         Regarding the Term Loan, commencing on October 1, 2019, Borrower shall make equal monthly payments of principal (based on a seven year amortization) plus interest, and thereafter on the first business day of each month. Upon the Term Loan Maturity Date, all unpaid principal, accrued but unpaid interest, and reimbursable expenses shall be due and payable in full.

(c)          In addition to the payments as otherwise required pursuant to the terms of Section 4.02(b) above, Borrower shall remit to Bank as a prepayment towards the outstanding principal amount of the Term Loan, on the last day of each quarterly period commencing as of September 30, 2019 and thereafter in an amount equal to fifty percent (50%) of the Excess Cash Flow for the immediately preceding Fiscal Quarter and payable within sixty (60) days after the end of such Fiscal Quarter.  If a material discrepancy between the Excess Cash Flow calculated using internally prepared financial statements and the audited statements, an additional payment may be required (“Annual True Up”).  Notwithstanding the foregoing, the cash flow recapture requirements set forth in this Section 4.02(c) shall not apply when the Cash Flow Leverage Ratio  is equal to or less than 2.0 to 1.0.

After maturity, and at any time an Event of Default exists, accrued interest on all Loans shall be payable on demand.

(c)          Section 4.05 of the Agreement is amended and restated with the following:

Section 4.05    Default Rate. Upon the occurrence of an Event of Default and during the continuation thereof, and after maturity, including maturity upon acceleration, Lender, at its option, may, if permitted under applicable law, do one or both of the following: (i) increase the interest rate under the Notes to the rate that is two percent (2%) above the rate that would otherwise be payable hereunder, and (ii) add any unpaid accrued interest to principal and such sum will bear interest therefrom until paid at the rate provided in the Notes (including any increased rate).  The interest rate under the Notes will not exceed the maximum rate permitted by applicable law under any circumstances.

(d)          Subsections 10.01(b), (e), (f) and (g) of the Agreement are amended and restated with the following:

(b)          Interim Reports.  Promptly when available and in any event within 30 days after the end of each month, internally prepared financial statements of the Borrower as of the end of such month, including a balance sheet, statement of earnings and a statement of cash flows for such month and for the period beginning with the first day of such Fiscal Year and ending on the last day of such month, together with a comparison with the corresponding period of the previous Fiscal Year and a comparison with the budget for such period of the current Fiscal Year and certified by a Senior Officer of the Borrower.

(e)          Borrowing Base Certificates.  Within 30 days of the end of each month, a Borrowing Base Certificate dated as of the end of such month and executed by a Senior Officer of the Borrower on behalf of the Borrower (provided that (a) the Borrower may deliver a Borrowing Base Certificate more frequently if it chooses and (b) at any time an Event of Default exists, the Lender may require the Borrower to deliver Borrowing Base Certificates more frequently).

(f)           Other Financial Statements.  (i) Within 30 days of the end of each month, an accounts receivable agings and accounts payable agings report and an inventory listing executed by a Senior Officer of the Borrower on behalf of the Borrower; and (ii) within 45 days of the end of each Fiscal Year, annual budgets, by month, in form and substance satisfactory to the Bank.

(g)           Guarantor Financial Statements.  Promptly when available and in any event within 120 days after the close of each Fiscal Year, commencing with Fiscal Year 2019, (i) annual audited financial statements of Guarantor, including balance sheets and statements of earnings and cash flows of the Guarantor as at the end of such Fiscal Year, in form and substance reasonably acceptable to the Lender, and (ii) a copy of such Guarantor’s Annual Report on Form 10-K.

(e)          Section 11.04 of the Agreement is amended and restated with the following:

Section 11.04    Restricted Payments.  Not, and not permit any other Loan Party to, (a) make any distribution to any holders of its Capital Securities, (b) purchase or redeem any of its Capital Securities, (c) pay any management fees or similar fees to any of its equity holders or any Affiliate thereof, (d) except for the One-Time Dividend, make any redemption, prepayment, defeasance, repurchase or any other payment in respect of any Subordinated Debtor, or (e) set aside funds for any of the foregoing.  Notwithstanding the foregoing, so long the Total Funded Debt to EBITDA Ratio is less than 2.00 to 1.00, (i) any Subsidiary may pay dividends or make other distributions to the Borrower or to a domestic Wholly-Owned Subsidiary; (ii) and so long as no Event of Default or Unmatured Event of Default exists or would result therefrom, the Borrower may pay distributions if the Borrower elects to be taxed as either an “S” corporation or a partnership for federal income tax purposes, in amounts necessary to cover federal, state and local income tax liabilities payable solely as a result of income of the Borrower being included in such member’s tax returns which distributions shall be in amounts, as determined by an independent certified public accountant reasonably acceptable to Lender, necessary to pay such member’s tax obligations based upon such income derived from the Borrower as if such member were taxable at a marginal rate of 45% (subject to increase with any increases in federal or state tax rates that cause an actual increase to such marginal rate); and (iii) the Borrower may make regularly scheduled payments of interest and other amounts in respect of Subordinated Debt to the extent permitted under the subordination provisions thereof.

(f)           Section 11.14 of the Agreement is amended and restated with the following:

Section 11.14      Financial Covenants.

(a)	Maximum Total Funded Debt to EBITDA Ratio. Not permit the Total Funded Debt to EBITDA Ratio, tested quarterly, to be greater than the amounts for the Fiscal Quarters ending as indicated below:

Fiscal Quarter ending	Maximum Total Funded Debt to EBITDA Ratio

9/30/19 - 6/30/21	3.0 to 1.0
9/30/21 and thereafter	2.5 to 1.0

(b)
Minimum Fixed Charge Coverage Ratio.  Not permit the Fixed Charge Coverage Ratio, as measured on a rolling four quarter basis, to be less than 1.20 to 1.0 as of the end of each Fiscal Quarter, commencing as of Fiscal Quarter ending September 30, 2019.

(g)         Termination of Capital Maintenance Agreement.  The Capital Maintenance Agreement is hereby terminated and no longer in force or effect.

Section 4.  Commitment Fee; Reimbursement of Expenses and Legal Fees.  The Borrower agrees to pay to the Lender a commitment fee associated with the increased Term Commitment and the modified Revolving Commitment in the amount of $25,490.00 as of the execution of this Amendment No. 1, which amount shall not be refundable, in whole or in part, for any reason.  Additionally, all out-of-pocket expenses of the Lender, including without limitation, filing fees, recording fees and legal fees and disbursements, associated with the preparation of this Amendment No. 1 and all other related Loan Documents are to be paid by Borrower promptly upon demand therefor.

Section 5.  Conditions Precedent.  This Amendment No. 1 shall become and be deemed effective in accordance with its terms immediately upon the Lender receiving:

(a)          Two (2) copies of this Amendment No. 1 duly executed by an authorized officer or other representative of the Borrower and the Lender.

(b)         One (1) copy of the Notes evidencing the Revolving Loan and Term Loan duly executed by an authorized officer or other representative of the Borrower.

(c)          Two (2) copies of the Consent and Confirmation of Guaranty executed by Guarantor.

(d)        Two (2) copies of the Pledge Agreement duly executed by an authorized officer or other representative of the Guarantor and consented to by Borrower.

(e)          Closing certificate as to accuracy of representations and warranties, compliance with covenants and absence of an Event of Default or unmatured event of default.

(f)          Certified resolutions, incumbency certificate and corporate documents.

(g)          Covenant Compliance Certificate executed by an authorized officer or other representative of the Borrower.

(h)          Guarantor’s September 30, 2018 corporate audit and verification of Borrower’s September 30, 2018 financial condition and operating results by an independent certified public accountant acceptable to Lender.

(i)           Payment of the fees and expenses as set forth in Section 4 hereof.

(j)           Such other documents and items as the Lender may reasonably request.

Section 6.  Representations and Warranties of the Borrower.  The Borrower hereby represents and warrants, in addition to any other representations and warranties contained herein, in the Agreement, the Loan Documents (as defined in the Agreement) or any other document, writing or statement delivered or mailed to the Lender or its agent by the Borrower, as follows:

(a)          This Amendment No. 1 constitutes a legal, valid and binding obligation of the Borrower enforceable in accordance with its terms.  The Borrower has taken all necessary and appropriate action for the approval of this Amendment No. 1 and the authorization of the execution, delivery and performance thereof.

(b)          As of the date hereof, there is no Event of Default under the Agreement, the Amendment No. 1 or the Loan Documents.

(c)          The Borrower hereby specifically confirms and ratifies its obligations, waivers and consents under each of the Loan Documents.

(d)        Except as specifically amended herein, all representations, warranties and other assertions of fact contained in the Agreement and the Loan Documents continue to be true, accurate and complete.

(e)          There have been no changes to the organizational documents or the identities of the officers or managers of the Borrower since execution of the Agreement.

(f)      Borrower acknowledges that the definition "Loan Documents" shall include this Amendment No. 1 and all the documents executed contemporaneously herewith.

Section 7.  Affirmative Covenants.  By entering into this Amendment No. 1, Borrower further specifically undertakes to comply with the obligations, terms and covenants as contained in the Agreement and agrees to comply therewith as such relate to the amended credit facilities and accommodations as provided to the Borrower pursuant to the terms of this Amendment No. 1.

Section 8.  Governing Law.  This Amendment No. 1 has been executed and delivered and is intended to be performed in the State of Indiana and shall be governed, construed and enforced in all respects in accordance with the substantive laws of the State of Indiana.

Section 9.  Headings.  The section headings used in this Amendment No. 1 are for convenience only and shall not be read or construed as limiting the substance or generality of this Amendment No. 1.

Section 10.  Survival.  All representations, warranties, and covenants of the Borrower herein or any certificate, agreement or other instrument delivered by or on its behalf under this Amendment No. 1 shall be considered to have been relied upon by the Lender and shall survive the making of and amendments to the Loans.  All statements and any such certificate or other instrument shall constitute warranties and representations hereunder by the Borrower, as the case may be.

Section 11.  Counterparts.  This Amendment No. 1 may be signed in one or more counterparts, each of which shall be considered an original, with the same effect as if the signatures were upon the same instrument.

Section 12.  Modification.  This Amendment No. 1 may be amended, modified, renewed or extended only by written instrument executed in the manner of its original execution.

Section 13.  Waiver of Certain Rights.  The Borrower waives acceptance or notice of acceptance hereof and agrees that the Agreement, this Amendment No. 1 and all of the other Loan Documents shall be fully valid, binding, effective and enforceable as of the date hereof, even though this Amendment No. 1 and any one or more of the other Loan Documents which require the signature of the Lender, may be executed by and on behalf of the Lender on other than the date hereof.

Section 14. Waiver of Defenses and Claims.  In consideration of the financial accommodations provided to the Borrower by the Lender as contemplated by this Amendment No. 1, Borrower hereby waives, releases and forever discharges the Lender from and against any and all rights, claims or causes of action against the Lender arising under the Lender's actions or inactions with respect to the Loan Documents or any security interest, lien or collateral in connection therewith as well as any and all rights of set off, defenses, claims, causes of action and any other bar to the enforcement of the Loan Documents which exist as of the date hereof.

IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to Credit Agreement to be executed by their respective duly authorized officers or other representatives as of the date and year first written above.

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SIGNATURE PAGE – AMENDMENT NO. 1 TO CREDIT AGREEMENT

INDCO, INC.,
a Tennessee corporation

By:	/s/ C. Mark Hennis
C. Mark Hennis, President

STATE OF ___________	)
) SS:
COUNTY OF _________	)

Before me, a Notary Public in and for said County and State, personally appeared C. Mark Hennis, the President of INDCO, Inc., a Tennessee corporation, who, having been duly sworn, acknowledged the execution of the foregoing instrument for and on behalf of such company as such officer.

WITNESS, my hand and Notarial Seal this ____ day of August, 2019.

My Commission Expires:	/s/ Kristina B. Wilberding
Notary Public

My County of Residence:	/s/ Kristina B. Wilberding
Printed

SIGNATURE PAGE – LENDER – CREDIT AGREEMENT

FIRST MERCHANTS BANK,
an Indiana state banking institution

By:	/s/ Jeff Pangburn
Jeff Pangburn, Vice President